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FISHER COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)
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The following press release was issued by Fisher Communications, Inc. on April 28, 2008:

MEDIA RELEASE
Fisher Will Reduce the Number of Shares Authorized
Under its 2008 Equity Incentive Plan
SEATTLE, WA — (MARKETWIRE) — April 28, 2008 — At the 2008 Annual Meeting of Shareholders of Fisher Communications, Inc. (NASDAQ: FSCI) (the “Company”), scheduled to be held on April 30, 2008, shareholders will vote on the approval of the Fisher Communications, Inc. 2008 Equity Incentive Plan (the “Plan”), among other items.
The Company followed the well-known and accepted guidelines of Risk Metrics in developing the Plan, and the Plan was subsequently approved by Glass Lewis and ISS. Nevertheless, some shareholders were not comfortable with the Plan.
In the Company’s ongoing effort to be responsive to shareholder concerns, the Board of Directors has voted that, if the Plan is approved, the Plan will be amended to reduce the number of shares authorized for issuance from 1,060,000 to 300,000.
Historically, the Company has awarded equity awards for between 85,000 and 115,000 shares per year. Based on this level, the originally proposed number of authorized shares under the Plan was expected to be sufficient for a ten-year period. The reduced number of authorized shares is expected to be sufficient for three years and additional shares will require further shareholder approval.
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About Fisher Communications
Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), eight low-power television stations and eight radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle; and Pegasus News, an online start-up and hyper-local media pioneer based in Dallas. For more information about Fisher Communications, Inc., go to www.fsci.com.

CONTACT:
Name:	Colleen B. Brown
Title:	President & CEO
Company:	Fisher Communications, Inc.
Phone:	(206) 404-6783